Exhibit 99.1


March 1, 2004                                       MEDIA CONTACT:
                                                    Bob Loy or Ruth Ann Becker
                                                    Becker Communications, Inc.
                                                    (808) 533-4165



     Hawaiian Holdings Announces Preliminary Reorganization and Emergence
                  from Bankruptcy Plan for Hawaiian Airlines


Hawaiian Holdings Inc., the parent company of Hawaiian Airlines today announced its preliminary plan for the reorganization of the Airline (HAL), and a vision for the future that includes expansion of the airline's routes.

Presented by Holdings Chairman John Adams, the plan provides for resolution of all outstanding claims against and interests in HAL, and proposes:

o infusing at least $30 million in new capital in return for 50% of the newly reorganized company

o  40% of the company remains with existing shareholders.

o $160 million dollar unsecured note plus 10% of new stock (at no cost) to the unsecured creditors

o  accepting lease terms offered by Boeing in the plan offered by CRG/Boeing

o a mechanism to deal with the underfunding of the Pilots Pension Plan subject to disclosure of necessary information from the trustee

o  emerging from bankruptcy by Fall 2004

o negotiate 3 year extension of contracts with Hawaiian's unions, asking for no wage givebacks from Hawaiian's employees.


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"Our plan supports Hawaiian's employees--the folks whose dedication and hard work have turned our Airline around" Adams said. HAL employees have already given enough with previous wage concessions, he stated, and, "they continue to contribute to the Airline's financial success every day by their professionalism and aloha spirit. Asking them to dig deeper will kill morale and cut the heart out of what's making Hawaiian a success today--its people."

Adams noted that plans created prior to his departure from HAL last year have steered it to 10 consecutive months of profits, enabled it to become the industry leader in on-time performance, and resulted in a strong cash balance.

"Hawaiian's success isn't a flash in the pan. It is hard, consistent evidence that, by streamlining operations and refocusing priorities, Hawaiian's talented management team, led by Mark Dunkerly, has been able to achieve remarkable results. What Hawaiian needs now is continuity, not change," he said.

Consequently, the Holdings Preliminary Reorganization Plan will keep the current HAL management team intact with the exception of moving President Mark Dunkerley into the position of Chief Executive Officer. "The right person for the job of leading Hawaiian Airlines is already on the job," said Adams.

Presenting with Adams was GCW Consulting President Mo Garfinkle, a Hawaiian Holdings advisor and renowned industry analyst. Garfinkle stated that the Airline's recent track record and operational performance illustrates a strong value for existing shareholders. He emphasized that the company has an enterprise value that far exceeds the claims, had 2003 profits of $75 million, and with record profits in January Hawaiian is off to an even better start in 2004.

"Any reorganization plan that does not recognize that this airline made impressive profits last year, and has substantial cash and real momentum going into 2004, is a plan to steal Hawaiian Airlines, not reorganize it. The CRG/Boeing Plan brings new meaning to the term `bottom fishing.' There is real



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value, significant value, in the equity in this airline and the Hawaiian
Airlines franchise," Garfinkle stated.



Other key elements of the preliminary plan presented today include:

o    no topping fee (bonus) for preparation of the Reorganization Plan

o creation of a litigation trust with an independent committee that will oversee the lawsuit against John Adams and AIP LLC with 65% of proceeds going to unsecured creditors and 35% to the reorganized HAL

o plans to expand HAL's reach far into Asia and non-traditional Mainland markets

 "Our vision will benefit the Airline, its employees, and the economy of the State of Hawaii," said Adams. "We want to give Hawaii residents more access to the rest of the world.... and provide the means by which we can bring thousands of new visitors to Hawaii."

Adams said that the plan filed today is preliminary because neither Holdings, nor any bidder have been given access to the Airlines' financial and traffic information, or to the lease terms offered by Boeing. "All bidders should have access to all company records and data, as well as the Boeing aircraft lease terms," Adams said. "For this bidding process to have any credibility, it must be open, transparent, and on a level playing field."

Adams said that once they have access to such information he expects Holdings to file an enhanced and detailed plan of reorganization.

Within the next two weeks, Hawaiian Holdings will file a motion asking the bankruptcy court to ensure such information is widely available to all bidders.

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